Exhibit 99.1
Clearwater Paper Reports Fourth Quarter and Year End 2023 Results; Strategic Update
SPOKANE, Wash.--(BUSINESS WIRE)-- February 20, 2024 -- Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality consumer tissue and bleached paperboard today reported financial results for the fourth quarter and year ended December 31, 2023.
2023 FOURTH QUARTER HIGHLIGHTS
•Strong performance driven by solid operational results and continued strength in tissue
•Natural gas disruption impacted Lewiston mill operations in November
•Net income of $18 million, or $1.04 per diluted share and Adjusted EBITDA of $63 million
•Net sales of $513 million, down 3% compared to the fourth quarter of 2022
•Reduced net debt by $32 million, repurchased $3 million of outstanding shares, with $7 million remaining under program
2023 FULL YEAR HIGHLIGHTS
•Outstanding year driven by performance improvement in tissue
•Net income of $108 million, or $6.30 per diluted share and Adjusted EBITDA of $281 million, up $54 million versus 2022
•Net sales of $2.1 billion, flat compared with 2022, strong tissue demand offset softness in paperboard
•Net debt reduction of $89 million, more than $450 million since 2020; completed refinancing of 2014 Notes
•Repurchased $18 million of outstanding shares
STRATEGIC UPDATES
Clearwater Paper announced today that it has signed a definitive agreement to acquire from Graphic Packaging its Augusta, Georgia bleached paperboard manufacturing facility for $700 million, subject to customary adjustments. The facility is a well-invested site with approximately 600 thousand tons of bleached paperboard annual capacity. Clearwater Paper expects this acquisition to contribute $140-150 million1 in Adjusted EBITDA annually by the end of 2026, including through volume and cost synergies. The transaction is subject to regulatory approvals and other customary conditions and is currently expected to close in the second quarter of 2024.
“After a thorough strategic review, we’ve determined that the Augusta acquisition will be a great fit for Clearwater Paper, as it will add scale and growth capacity to improve our position as a premier, independent supplier of paperboard to North American converters,” said Arsen Kitch, president and chief executive officer. “We remain optimistic about the long-term prospects for paperboard as consumers look for sustainable solutions in packaging and food service. With this acquisition, Clearwater Paper will be well positioned to service customers with high quality paperboard capacity and a great manufacturing footprint across North America,” concluded Kitch.
The company will explore strategic options for its tissue business as it intends to focus on growth in paperboard.
FOURTH QUARTER AND FULL YEAR RESULTS
“We had a great year, driven by a significant improvement in our tissue margins and strong operational execution across both businesses. Tissue demand remained strong, and we benefited from favorable input costs. Paperboard demand was soft, but our team did a great job of balancing supply with demand to manage inventories," said Arsen Kitch, president and chief executive officer. “We maintained our focus on cash flow generation, and have reduced our net debt by more than $450 million since 2020.”
1 As there is uncertainty in connection with calculating the adjustments necessary to prepare reconciliations from Adjusted EBITDA to the comparable GAAP financial measure, the Company is unable to reconcile the Adjusted EBITDA projections without unreasonable efforts. Therefore, no reconciliation is being provided at this time. These items could result in significant adjustments from the most comparable GAAP measure.

For the fourth quarter of 2023, Clearwater Paper reported net sales of $513 million, a 3% decrease compared to net sales of $527 million reported in the fourth quarter of 2022. Net income for the fourth quarter of 2023 was $18 million, or $1.04 per diluted share, compared to a net loss in the fourth quarter of 2022 of $6 million, or $0.34 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the fourth quarter of 2023 of $23 million, or $1.35 per diluted share, compared to fourth quarter 2022 adjusted net loss of $5 million, or $0.30 per diluted share. Adjusted EBITDA for the quarter was $63 million compared to the fourth quarter of 2022 Adjusted EBITDA of $28 million.
For the full year 2023, Clearwater Paper reported net sales of $2.1 billion, flat as compared to net sales of $2.1 billion for 2022. Net income for the full year was $108 million or $6.30 per diluted share, compared to net income for 2022 of $46 million or $2.68 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income for 2023 of $114 million, or $6.69 per diluted share, compared to 2022 adjusted net income of $62 million, or $3.63 per diluted share. Adjusted EBITDA for 2023 was $281 million, compared to 2022 Adjusted EBITDA of $227 million.
Pulp and Paperboard Segment
Net sales in the Pulp and Paperboard segment were $251 million for the fourth quarter of 2023, down 8% compared to fourth quarter 2022 net sales of $274 million. Segment operating income for the fourth quarter of 2023 was $27 million compared to $18 million for the fourth quarter of 2022. Adjusted EBITDA for the segment was $37 million in the fourth quarter of 2023, compared to $27 million in the fourth quarter of 2022. The increase in operating income and Adjusted EBITDA was driven by the absence of planned major maintenance at our Lewiston, Idaho facility and a weather event at our Cypress Bend, Arkansas facility that occurred in the fourth quarter of 2022, offset by lower sales prices.
Net sales in the Pulp and Paperboard segment were $1.1 billion for 2023, a decrease of 6% compared to 2022 net sales of $1.1 billion. Segment operating income for 2023 was $169 million compared to $183 million for 2022. Adjusted EBITDA for the segment was $206 million for 2023, compared to $220 million for 2022. The decrease in operating income and Adjusted EBITDA was driven by lower sales volumes and planned production downtime to manage inventory partially offset by lower input costs due to deflation and absence of planned major maintenance.
Pulp and Paperboard Sales Volumes and Prices:
•     Paperboard sales volumes were 188,018 tons in the fourth quarter of 2023, a decrease of 1% compared to 188,999 tons in the fourth quarter of 2022. Paperboard sales volumes were 751,520 tons for the year ended 2023 compared to 814,556 tons for the year ended 2022.

•     Paperboard average net selling price decreased 9% to $1,297 per ton for the fourth quarter of 2023, compared to $1,429 per ton in the fourth quarter of 2022. Paperboard average net selling price increased 1% to $1,375 per ton for the year ended 2023, compared to $1,356 per ton for the year ended 2022.
Consumer Products Segment
Net sales in the Consumer Products segment were $262 million for the fourth quarter of 2023, up 3% compared to the fourth quarter 2022 net sales of $254 million. In the fourth quarter of 2023, retail converted case shipments were 13.5 million cases, an increase of 4% compared to the 13.0 million cases shipped in the fourth quarter of 2022. Segment operating income for the fourth quarter of 2023 was $31 million compared to operating income of $2 million in the fourth quarter of 2022. Adjusted EBITDA for the segment was $46 million in the fourth quarter of 2023, up from $18 million in the fourth quarter of 2022. The increase in operating income and Adjusted EBITDA was driven by higher sales prices, sales volume and lower input costs, specifically pulp, energy and freight, partially offset by higher chemical costs.
Net sales in the Consumer Products segment were $1.0 billion for the full year 2023, up 8% compared to 2022 net sales of $950 million. For 2023, retail converted case shipments were 52 million cases, a increase of 4% compared to 50 million cases shipped for 2022. Segment operating income for 2023 was $92 million, compared to operating income of $11 million for 2022. Adjusted EBITDA for the segment was $150 million for 2023, an increase from $74 million for 2022. The increase in operating income and Adjusted EBITDA was driven by higher sales prices and volume and lower input costs, specifically freight.
Retail Tissue Sales Volumes and Prices:

•     Retail tissue volumes sold were 81,475 tons in the fourth quarter of 2023, an increase of 1% compared to 80,766 tons in the fourth quarter of 2022. Retail tissue volumes sold were 317,582 tons for the year ended of 2023, an increase of 3% compared to 309,735 tons for 2022.

•     Retail tissue average net selling prices increased 3% to $3,187 per ton in the fourth quarter of 2023, compared to $3,095 per ton in the fourth quarter of 2022. Retail tissue average net selling prices increased 6% to $3,200 per ton for 2023, compared to $3,010 per ton for 2022.
COMPANY OUTLOOK
“We anticipate continued strength in our tissue business in 2024 and believe that paperboard demand will recover in the second half of the year. We also look forward to completing the Augusta acquisition in the second quarter of this year and welcoming the Augusta team to Clearwater Paper. Together we will be well positioned to grow with our customers by offering outstanding service, quality, and product innovation,” concluded Kitch.
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time on Wednesday, February 21, 2024. A live webcast and accompanying supplemental information will be available on the company's website. A replay of the conference call will be available on the website beginning at 5:00 p.m. Pacific Time the same day.
ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private brand tissue to major retailers, including grocery, club, mass merchants, and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting, and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the fourth quarter and full year 2023 and 2022, including adjusted income and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP metrics because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as a factor in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding: the proposed transaction between Graphic Packaging and the company; the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; product demand; cost structure improvements; the company’s expectations regarding the paperboard and tissue markets; operational and financial performance; the redemption of the company’s notes; the company’s financial flexibility; the company’s continued investment in its business; the company’s exploration and ability to take advantage of strategic opportunities as they arise, and the company’s focus on cash flow generation and inventory management. These forward-looking statements are based on management’s current expectations, estimates, assumptions and projections that are subject to change. The company’s actual results of operations may differ materially from those expressed or implied by the forward-looking statements contained in this press release. Factors that could cause or contribute to such material differences in actual results include, but are not limited to: competitive pricing pressures for the company’s products, including as a result of capacity additions, demand reduction and the impact of foreign currency fluctuations on the pricing of products globally; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which we operate; cyclical industry conditions; manufacturing or operating disruptions, including equipment malfunctions and damage to the company’s manufacturing facilities; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in energy, chemicals, packaging and transportation costs and disruptions in transportation services impacting the company’s ability to receive inputs or ship products to customers; reliance on a limited number of third-party suppliers, vendors and service providers required for the production of the company’s products and the company’s operations; changes in customer product preferences and competitors’ product offerings; labor disruptions; cyber-security risks; larger competitors having operational, financial and other advantages; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to execute on the company’s growth and expansion strategies; the company’s ability to successfully execute capital projects and other activities to operate the company’s assets, including effective maintenance, implement the company’s operational efficiencies and realize higher throughput or lower costs; IT system disruptions and IT system implementation failures; changes in expenses, required contributions and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures and climate change; the company’s ability to attract, motivate, train and retain qualified and key personnel; the company’s ability to service the company’s debt obligations and restrictions on the company’s business from debt covenants and terms; changes in the company’s banking relations, or in the company’s customer supply chain financing; negative changes in the company’s credit agency ratings; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company’s expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2023	2022	2023	2022
Net sales	$512.8	$526.7	$2,082.8	$2,080.1
Costs and expenses:
Cost of sales	437.4	491.4	1,752.0	1,823.4
Selling, general and administrative expenses	36.8	33.5	148.3	133.0
Other operating charges, net	2.9	1.2	5.3	9.7
Total operating costs and expenses	477.2	526.1	1,905.7	1,966.2
Income from operations	35.7	0.6	177.1	113.9
Interest expense, net	(8.0)	(7.3)	(30.0)	(34.6)
Debt retirement costs	(3.1)	—	(3.1)	(0.5)
Other non-operating expense (income)	(0.2)	(1.4)	0.1	(5.7)
Total non-operating expense	(11.3)	(8.8)	(33.0)	(40.9)
Income (loss) before income taxes	24.4	(8.2)	144.2	73.1
Income tax provision (benefit)	6.8	(2.3)	36.4	27.0
Net income (loss)	$17.6	$(5.9)	$107.7	$46.0

Net income (loss) per common share:
Basic	$1.06	$(0.35)	$6.39	$2.71
Diluted	1.04	(0.34)	6.30	2.68
Average shares outstanding (in thousands):
Basic	16,638	16,974	16,863	16,985
Diluted	16,867	17,204	17,091	17,181

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$42.0	$53.7
Receivables, net	184.5	188.8
Inventories, net	319.8	324.0
Other current assets	17.9	19.9
Total current assets	564.1	586.3
Property, plant and equipment, net	990.1	1,017.1
Other assets, net	117.6	100.1
Total Assets	$1,671.8	$1,703.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.8	$0.9
Accounts payable and accrued liabilities	285.1	311.1
Total current liabilities	286.0	312.0
Long-term debt	462.3	564.9
Liability for pension and other postretirement employee benefits	55.7	58.2
Deferred tax liabilities and other long-term obligations	199.1	196.4
Total Liabilities	1,003.0	1,131.5

Common Stock	—	—
Additional paid-in capital	14.9	28.5
Retained earnings	684.5	576.8
Accumulated other comprehensive loss, net of tax	(30.7)	(33.3)
Total Stockholders' Equity	668.8	572.1
Total Liabilities and Stockholders' Equity	$1,671.8	$1,703.5

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
Operating Activities
Net income (loss)	$17.6	$(5.9)	$107.7	$46.0
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	24.7	25.9	98.6	103.3
Equity-based compensation expense	3.0	3.1	9.9	12.7
Deferred taxes	(7.6)	(2.2)	(14.9)	(7.9)
Defined benefit pension and other postretirement employee benefits	(0.5)	0.8	(2.0)	3.0
Amortization of deferred debt costs and debt retirement	3.4	0.2	4.4	2.0
Loss on sale or impairment associated with assets	0.7	0.3	2.1	6.1
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(9.2)	0.7	(1.3)	(16.9)
(Increase) decrease in inventory	14.1	2.8	4.0	(46.3)
(Increase) decrease in other current assets	(7.8)	(8.0)	0.8	(2.4)
Increase (decrease) in accounts payable and accrued liabilities	25.6	(0.8)	(21.3)	49.2
Other, net	1.5	0.4	2.6	1.5
Net cash flows provided by operating activities	65.6	17.4	190.7	150.2

Investing Activities
Additions to property, plant and equipment	(25.2)	(13.5)	(73.7)	(33.5)
Net cash flows used in investing activities	(25.2)	(13.5)	(73.7)	(33.5)

Financing Activities
Borrowings on long-term debt	210.0	—	222.0	—
Repayments of long-term debt	(312.9)	(0.1)	(325.6)	(80.9)
Taxes paid related to net share settlement of equity awards	—	—	(4.7)	(2.5)
Repurchases of common stock	(2.8)	—	(17.9)	(5.0)
Payments for debt issuance costs	(2.9)	(0.9)	(3.1)	(0.9)
Other, net	—	—	—	0.8
Net cash flows used in financing activities	(108.6)	(1.0)	(129.4)	(88.6)

Increase (decrease) in cash, cash equivalents and restricted cash	(68.3)	2.9	(12.4)	28.2
Cash, cash equivalents and restricted cash at beginning of period	110.2	51.5	54.4	26.2
Cash, cash equivalents and restricted cash at end of period	$42.0	$54.4	$42.0	$54.4

Clearwater Paper Corporation
Segment Information
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
Segment net sales:
Pulp and Paperboard	$251.3	$273.5	$1,063.7	$1,136.3
Consumer Products	262.0	254.1	1,023.4	950.2
Eliminations	(0.5)	(0.9)	(4.3)	(6.4)
Total segment net sales	$512.8	$526.7	$2,082.8	$2,080.1

Operating income (loss):
Pulp and Paperboard	$27.3	$17.5	$169.1	183.5
Consumer Products	31.1	$1.6	91.7	11.3
Corporate and eliminations	(19.8)	(17.3)	(78.3)	(71.1)
Other operating charges, net [1]	(2.9)	(1.2)	(5.3)	(9.7)
Income from operations	$35.7	$0.6	$177.1	$113.9
1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 8 within Clearwater Paper's Form 10-K filed with the SEC for the year ended December 31, 2023 for the detailed breakout of the annual amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
Net income (loss)	$17.6	$(5.9)	$107.7	$46.0
Add back:
Income tax provision (benefit)	6.8	(2.3)	36.4	27.0
Interest expense, net	8.0	7.3	30.0	34.6
Depreciation and amortization expense	24.7	25.9	98.6	103.3
Other operating charges, net[1]	2.9	1.2	5.3	9.7
Other non-operating expense (income)	0.2	1.4	(0.1)	5.7
Debt retirement costs	3.1	—	3.1	0.5
Adjusted EBITDA	$63.3	$27.8	$281.0	$226.9

Pulp and Paperboard segment income	$27.3	$17.5	$169.1	$183.5
Depreciation and amortization expense	9.5	9.2	37.4	37.0
Adjusted EBITDA Pulp and Paperboard segment	$36.8	$26.7	$206.4	$220.4

Consumer Products segment income	$31.1	$1.6	$91.7	$11.3
Depreciation and amortization expense	14.6	16.0	58.8	62.9
Adjusted EBITDA Consumer Products segment	$45.7	$17.6	$150.5	$74.2

Corporate and other expenses	$(19.8)	$(17.3)	$(78.3)	$(71.1)
Depreciation and amortization expense	0.6	0.8	2.4	3.4
Corporate Adjusted EBITDA	$(19.2)	$(16.6)	$(75.9)	$(67.7)

Pulp and Paperboard segment	$36.8	$26.7	$206.4	$220.4
Consumer Products segment	45.7	17.6	150.5	74.2
Corporate and other	(19.2)	(16.6)	(75.9)	(67.7)
Adjusted EBITDA	$63.3	$27.8	$281.0	$226.9

1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 8 within Clearwater Paper's Form 10-K filed with the SEC for the year ended December 31, 2023 for the detailed breakout of the annual amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2023	2022	2023	2022
Net income (loss)	$17.6	$(5.9)	$107.7	$46.0
Add back:
Income tax provision (benefit)	6.8	(2.3)	36.4	27.0
Income (loss) before income taxes	24.4	(8.2)	144.2	73.1

Add back:
Debt retirement costs	3.1	—	3.1	0.5
Other operating charges, net	2.9	1.2	5.3	9.7
Adjusted income (loss) before tax	30.4	(6.9)	152.5	83.3
Normalized income provision (benefit)	7.6	(1.7)	38.1	20.8
Adjusted net income (loss)	$22.8	$(5.2)	$114.4	$62.5

Weighted average diluted shares (in thousands)	16,867	17,204	17,091	17,181

Adjusted net income (loss) per share, diluted	$1.35	$(0.30)	$6.69	$3.63

Calculation of net debt:	December 31, 2023	September 30, 2023	December 31, 2022
Current portion of long-term debt	$0.8	$0.9	$0.9
Long-term debt	462.3	564.8	564.9
Add back:
Unamortized deferred debt costs	5.1	2.8	3.4
Less:
Cash and cash equivalents	42.0	110.2	53.7
Net debt	$426.3	$458.3	$515.5

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Strategic Communications
509-344-5906
investorinfo@clearwaterpaper.com

News media:
Jules Joy, Director, Corporate Communications
509-344-5967
Julia.joy@clearwaterpaper.com